EXHIBIT 10.1
SEPARATION AGREEMENT AND RELEASE
This CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made by and among Avangrid Management Company, LLC (the “Company”) and Mr. Dennis V. Arriola (“Mr. Arriola” or “you”) (together the “Parties”) as of September 8, 2022.
WHEREAS Mr. Arriola was appointed chief executive officer (“CEO”) of Avangrid, Inc. on July 20, 2020;
WHEREAS, on February 27, 2022, Mr. Arriola notified the Company of his decision to leave the Company, effective May 28, 2022;
WHEREAS, on May 28, 2022, Mr. Arriola ceased performing duties and responsibilities as Avangrid, Inc.’s CEO;
WHEREAS, the Company and Mr. Arriola have agreed upon certain supplemental terms (the “Supplemental Terms”) of Mr. Arriola’s departure that supplement and do not supersede the surviving terms in Mr. Arriola’s June 11, 2020 Employment Agreement (the “Employment Agreement”);
WHEREAS, the Company and Mr. Arriola desire to memorialize the Supplemental Terms herein;
WHEREAS, this Agreement has been executed at arms’ length and each Party has had the opportunity to receive and has actually received the advice of counsel in connection with its preparation, drafting, and execution; and
WHEREAS, the Parties intend this Agreement to memorialize and constitute the full and final Separation Agreement between Mr. Arriola and the Company.
NOW, THEREFORE, in exchange for the good and valuable consideration described below, the Parties hereby agree as follows:
1.Consideration
In consideration of the promises and covenants set forth herein, including, but not limited to, your agreement to cooperate in any proceedings as set forth more fully in Section 5 hereof, and your release of claims against the Company and the Releasees, as that term is defined herein and as set forth more fully in Section 4 hereof, the Company shall do the following:
1.1Pay you Six Hundred Thousand U.S. Dollars ($600,000) (the “Payment”), less any required applicable withholdings;
1.2Make the Payment to you on the first pay date following expiration of the revocation period described in Section 8 hereof, and then only if you have not exercised your right of revocation.
2.No Other Consideration
Except for the consideration noted above in Section 1.1 of this Agreement, you expressly admit, acknowledge and agree that no consideration, compensation or reimbursement of any kind shall be provided by the Company to you, and that you have no entitlement to, or any right to make a claim for, any additional consideration, compensation or reimbursement by the Company, Avangrid, Inc. or Avangrid, Inc.’s affiliates, including their parents, subsidiaries and other entities of their corporate group, joint ventures, and their respective current and former directors, officers, members, employees, agents, insurers stockholders, shareholders, representatives, predecessors, successors and assigns, of any kind or under any circumstance whatsoever. You further admit, acknowledge and agree that no promises of any future payments have been made to you by the Company, Avangrid, Inc. or Avangrid, Inc.’s affiliates, including their parents, subsidiaries and other entities of their corporate group, joint ventures, and their respective current and former directors, officers, members, employees, agents, insurers, stockholders, shareholders, representatives, predecessors, successors, and assigns.

3.Confidentiality, Non-Disparagement, Forfeiture and Covenants
3.1Confidentiality
You acknowledge and agree that the Company is required under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, to publicly disclose this Agreement.
Unless and until any such information is publicly disclosed by the Company, the Parties agree to keep confidential the terms and conditions of this Agreement. The Parties further agree to keep confidential the content of discussions pertaining to this Agreement. You may, however, discuss this Agreement with your attorneys, spouse and financial advisors, and you agree to take all steps reasonably necessary to ensure that such parties to whom disclosure is authorized maintain the confidentiality of such information.
You acknowledge and agree that the confidentiality obligations set forth in Section 9 of the Employment Agreement are still in full force and effect and remain binding upon you.
You further agree not to disclose or disseminate to anyone other than authorized representatives of the Company and the Company’s affiliates, unless required to do so by law, nonpublic information concerning (1) business plans or strategic plans of the Company, Avangrid, Inc. or its affiliates; (2) trade secrets, defined as information that derives or maintains economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use; or (3) any other confidential or proprietary information concerning the Company, Avangrid, Inc., its affiliates or customers, including, but not limited to, proprietary processes and procedures, financial and accounting information, strategic planning information, human resources information, the Company, Avangrid, Inc. or its affiliates’ policies, the Company, Avangrid, Inc. or its affiliates’ operating information, and customer and supplier information (“Confidential Information”).
You understand that your disclosure of Confidential Information to anyone may subject you and any other user of that information to legal and equitable claims by the Company and/or Avangrid, Inc. or its affiliates.
You are hereby advised that, notwithstanding your non-disclosure obligations: (1) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files all documents containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
3.2Non-Disparagement
You further agree that you will not make any disparaging or false statements to any person or entity concerning the Company, Avangrid, Inc. or any of its affiliates, including their parents, subsidiaries and other entities of their corporate group, joint ventures, and their respective current and former employees, officers or directors. In no manner shall this obligation prevent you from responding to any government agency, court order or subpoena with truthful and accurate information. The Company also agrees that its officers and directors and the officers and directors of Avangrid, Inc., as well as the officers and directors of any company that is a member of the group of companies controlled by Avangrid, Inc. will not make any disparaging or false statements to any person or entity concerning you or your performance as CEO at Avangrid, Inc.

3.3Forfeiture
You understand and acknowledge that if you breach Section 3 hereof, including any of its subparts, any other term of this Agreement, or Section 9 of the Employment Agreement that you shall immediately forfeit or be required to repay all benefits granted to you under Section 1.1 of this Agreement.
4.Mutual Release of Claims
In consideration for the compensation and other consideration set forth above, you, for yourself and your heirs, executors, administrators, successors, assigns and trustees, and anyone claiming for or through you (collectively, the “Releasors”) hereby fully waive, release, give up and forever discharge the Company, including, without limitation, all of the Company’s and Avangrid, Inc.’s affiliates, including their parents, subsidiaries and all other entities of their corporate group, Avangrid, Inc., joint ventures, and their respective current and former directors, officers, members, employees, agents, insurers, stockholders, shareholders, representatives, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with any of them (collectively the “Releasees”), of and from any and all rights, liabilities, damages, claims, causes of action and demands of whatsoever kind, in law or in equity, under federal and state constitutions, statutes or common law, whether direct or indirect, known or unknown, arising out of or relating in any way to your employment with the Company, any agreement concerning such employment (excepting this Agreement), or the termination of that employment and any other matter arising before the date of this Agreement.
You acknowledge and understand that, by entering into this Agreement, you are waiving and releasing any legal claims you may have relating to your employment at the Company and the termination of that employment. You acknowledge and agree that you have obtained the benefit of legal advice in connection with this Agreement.
This release includes, but is not limited to, any claims for additional compensation, reimbursement, benefits, or wages in any form, as well as damages, reemployment, or reinstatement. This release also includes, but is not limited to, all claims under any state, federal or local laws, including the Oregon Equality Act (Oregon Revised Statutes Chapter 659A); Oregon Revised Statutes Chapter 659; the Oregon Family Leave Act; the Oregon Military Family Leave Act; the New York State Human Rights Law; the New York Labor Law (including, but not limited to, the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law); the New York State Human Rights Law; Section 125 of the New York Workers’ Compensation Law; the New York City anti-discrimination law, N.Y.C. Admin Code §§ 8-107, et seq. the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. Ann. §§ 31-51kk et seq.; Connecticut’s whistleblower law, Conn. Gen. Stat. Ann. § 31-51m; Connecticut’s free speech law, Conn. Gen. Stat. Ann. § 31-51q; the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. Ann. §§ 46a-58, et seq.; Connecticut’s minimum wage and wage payment laws, Conn. Gen. Stat. Ann. §§ 31-58 to 31-76m; the anti-retaliation provision of Connecticut’s workers’ compensation statute, Conn. Gen. Stat. Ann. § 31-290a; the Maine Whistleblower Protection Act; the Maine Human Rights Act; ERISA, 29 USC § 1001 et seq.; Title VII of the Civil Rights Act of 1964, 42 USC § 2000e et seq. as amended; the Pregnancy Discrimination Act; the Post Civil War Civil Rights Acts, 42 USC §§ 1981-88; the Civil Rights Act of 1991; the Equal Pay Act; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Federal Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Rehabilitation Act of 1973; the Occupational Safety and Health Act; the Labor Management Relations Act; the National Labor Relations Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Labor Standards Act; and Executive Order 11246, all as amended, including any regulations or guidelines thereunder, and any other applicable or analogous state or federal law, or statutory, local or common law regulating employment, including claims for retaliation, wrongful discharge, contract and tort claims, and any and all claims under any other federal, state or local labor law, civil rights law, fair employment practice law, and human rights law, any and all claims of slander, libel, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, fraud, violation of public policy, breach of contract, breach of implied covenant of good faith and fair dealing, personal injury, mental anguish, injury to health and/or personal reputation, prima facie tort, and any other claim arising out of your employment with or the termination of your employment with the Company, or under any other facts or circumstances whatsoever related thereto, any and all claims for monetary recovery, including but not limited to, back pay, front pay, liquidated, compensatory, and punitive damages, and attorneys’ fees, experts’ fees, disbursements and costs, which any of the Releasors ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing, whatsoever, from the execution date of this Agreement, against any of the Releasees.
Furthermore, the Company hereby fully waives, releases, gives up and forever discharges you of and from any and all rights, liabilities, damages, claims, causes of action and demands of whatsoever kind, in law or in equity, under federal and state constitutions, statutes or common law, whether direct or indirect, known or unknown, arising out of or relating in any way to your service on the Company’s board of directors, your employment with the Company, any agreement concerning such employment (excepting this Agreement and the surviving terms of your Employment Agreement), or the termination of that employment and any other matter arising before the date of this Agreement.
The Company and Mr. Arriola agree to work in good faith to take all steps necessary to dismiss any pending proceedings within two (2) business days of execution of this Agreement.
5.Cooperation
You agree to cooperate with the Company’s and its counsel’s reasonable requests for information or assistance, including any such requests related to any Company review of compliance, legal or any other issues, for a response to any lawfully served civil or criminal subpoenas, and for participation in any administrative, regulatory, judicial, or other proceeding arising from any charge, complaint or other action, which has been or may be filed and about which you may have knowledge as a result of your employment with the Company, including, but not limited to, any claims with the American Arbitration Association. Such cooperation may include, but is not limited to, attending interviews or meetings with in-house or external legal counsel, reviewing documents, or otherwise providing information to the Company. Such cooperation shall be at the Company’s expense, including any legal fees of Mr. Arriola. In any communications during any of the aforementioned proceedings, you agree to use your best efforts to be truthful.
6.Arbitration
You acknowledge and agree that the obligations set forth in Section 16 of the Employment Agreement are still in full force and effect and are binding upon you.
In the event of any dispute arising out of or relating to this Agreement that is not informally resolved, such dispute shall be fully and finally resolved, as set forth in Section 16 of the Employment Agreement. Notwithstanding the foregoing, disputes that cannot be arbitrated or subjected to pre-dispute arbitration agreements under controlling federal statute are expressly exempted from this Section.
7.Older Workers’ Benefit Protection Act
In accordance with the Older Workers’ Benefit Protection Act (the “Act”), you acknowledge that (1) you were advised in writing to consult with your attorney before signing this Agreement; (2) you are aware of your rights under the Act; (3) you understand you are releasing certain legal rights, including rights under the Age Discrimination in Employment Act, and you are choosing to do so voluntarily; (4) as consideration for executing this Agreement, you have received additional benefits and compensation of value to which you would otherwise not be entitled; (5) you have been given a period of at least twenty-one (21) days to consider this offer; and (6) you have a period of seven (7) days from the date immediately following execution of this Agreement in which you may revoke this Agreement by written notice. In the event you sign this Agreement and do not exercise your right to revoke, this Agreement shall become effective on the date immediately following the seven (7) day waiting period described above.

8.Time for Consideration of Offer and Additional Acknowledgments
You acknowledge that you received this Agreement and offer on September 8, 2022. This offer shall remain open to you for your consideration for a period of twenty-one (21 days), and shall expire at 5:00 PM (Eastern Time) on September 29, 2022. In the event you have not executed this Agreement by the time of its expiration, the offer shall be closed. You are free, of course, to accept the offer earlier by executing this Agreement. If you choose to sign this Agreement before the twenty-one (21) day period expires, in so doing, you acknowledge that you did so voluntarily and with the benefit of advice from your own counsel, and that you had the opportunity to take twenty-one (21) days to consider this Agreement.
If you accept the Company’s offer by executing this Agreement, you shall have a period of seven (7) days from the day immediately following the date of your execution of this Agreement in which you may revoke this Agreement, at your sole election. Notice of revocation of this Agreement shall be made by you, in writing, to Kyra Patterson, Chief Human Resources Officer, 180 Marsh Hill Road, Orange, CT 06477-3629.
9. No Admissions
This Agreement shall not, in any way, be construed as an admission of any kind by Mr. Arriola or the Company, Avangrid, Inc., or their affiliates. Mr. Arriola and the Company, Avangrid, Inc., and their affiliates specifically deny wrongdoing of any kind with respect to Mr. Arriola’s employment and/or his Employment Agreement. The Company and Mr. Arriola further agree that this Agreement and its contents shall not be introduced in any proceeding as evidence of any fact or conclusion, except only that this Agreement may be introduced in a proceeding arising from a breach of this Agreement, or as a defense, by either you, the Company, Avangrid, Inc. or its affiliates.
10.Severability
If any portion or provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement will be deemed severable, will not be affected and will remain in full force and effect.
11.Entire Agreement; Applicable Law
All agreements and understandings between the parties to this Agreement are embodied and expressed in this Agreement and in certain provisions of the Employment Agreement that survive its termination. You acknowledge that no representations have been made to you, by the Company, Avangrid, Inc. or any of its affiliates, including their parents, subsidiaries and other entities of their corporate group, joint ventures, or their respective current and former directors, officers, employees, agents, insurers, stockholders, shareholders, representatives, successors and assigns, other than those set forth herein. The terms of this Agreement are contractual and are not mere recitals. This Agreement shall be governed, construed, interpreted, performed and enforced by and under the laws of the United States and the State of Connecticut, without giving effect to conflicts of law principles.
12.Waiver
Waiver of any breach of any provision of this Agreement shall not be deemed as a waiver of any other breach of the same, or of any other provision of this Agreement.
13.Counterparts
This Agreement may be executed in one or more counterparts, all of which together shall constitute a single document.
14.Voluntary and Knowing Execution
This Agreement includes a release of all known and unknown claims and has other important legal consequences. You expressly acknowledge that you have carefully read this Agreement and understand it, that you have had ample time to consider this Agreement, that you have had a full opportunity to review this Agreement with an attorney of your choice, and that you are entering into it voluntarily, knowingly and with such advice from your attorney as you deem appropriate.

To formally accept the terms of this Agreement and the consideration provided under this Agreement, please sign and return this Agreement to me on or before the end of the consideration period described in Section 8 hereof. We recommend that you keep a copy of this document for your records.

Sincerely,

/s/ Kyra Patterson
Kyra Patterson
Senior Vice President – Chief Human Resources Officer

Accepted this 9th day of September, 2022 by:
Dennis V. Arriola	/s/ Dennis V. Arriola